Exhibit 4.2

AGORA, INC.

Number	Class A Ordinary Shares
Incorporated under the laws of the Cayman Islands
Share capital is US$100,000 divided into 1,000,000,000 Shares comprising
(1) 800,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,
(2) 76,179,938 Class B Ordinary Shares of a par value of US$0.0001 each, and
(3) 123,820,062 Shares of a par value of US$0.0001 each
THIS IS TO CERTIFY THAT                              is the registered holder of                              Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.
EXECUTED on behalf of the said Company on the                              day of                              2020 by:
DIRECTOR        ___________________________________